Exhibit 32.1

CERTIFICATION PURSUANT TO 18 U.S.C. SEC. 1350

In connection with the filing by Senior Housing Properties Trust (the “Company”) of the Annual Report on Form 10‑K for the period ended December 31, 2015 (the “Report”), each of the undersigned hereby certifies, to the best of his knowledge:

1.	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and
2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.
Managing Trustee	President and Chief Operating Officer
/s/ Barry M. Portnoy	/s/ David J. Hegarty
Barry M. Portnoy Managing Trustee	David J. Hegarty President and Chief Operating Officer

/s/ Adam D. Portnoy	/s/ Richard W. Siedel, Jr.
Adam D. Portnoy Managing Trustee	Richard W. Siedel, Jr. Chief Financial Officer and Treasurer

Date: February 23, 2016